                 RATE CASE MATTERS AND OTHER PROCEEDINGS

     (7) For information regarding the appeal of Docket No. 6668, an inquiry into the prudence of the planning and construction of the South Texas Project Electric Generating Station (South Texas Project), see Note 3(b) to the Form 10-K.

                 In July 1997, the one appellant remaining in the appeal of Docket No. 6668 voluntarily dismissed its appeal. Based on this action, HL&P is seeking entry of a judgment affirming the Public Utility Commission's of Texas (Utility Commission) order in Docket No. 6668. If the motions are granted, all appeals of HL&P's prior rate cases will be concluded.

                 Reference is made to Note 11(c) to the Form 10-K and Note 8 to the First Quarter 10-Q for information regarding a lawsuit against HL&P for recovery of allegedly unpaid franchise fees. In June 1997, the Texas Supreme Court ruled that it did not have jurisdiction, at this stage in the proceedings, to review the trial court's certification of the case as a class action. The case is scheduled for trial in April 1998 before the District Court of Harris County, Texas. For the reasons set forth in Note 11(c) to the Form 10-K, the Company regards the case as spurious and is aggressively contesting the lawsuit.